Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

May 11, 2011

Ventas, Inc.

111 S. Wacker Drive, Suite 4800

Chicago, Illinois  60606

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Ventas, Inc., a Delaware corporation (“Ventas”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Nationwide Health Properties, Inc., a Maryland corporation, with and into Needles Acquisition LLC, a Delaware limited liability company that is a direct, wholly owned subsidiary of Ventas.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz